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                                                                   EXHIBIT 10.20


                            ENERGY WEST INCORPORATED

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                           AS AMENDED JANUARY 25, 2000

SECTION 1. INTRODUCTION

         1.1 Establishment. Energy West Incorporated, a Montana corporation (the "Company"), hereby establishes the Energy West Incorporated Deferred Compensation Plan for Directors (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or part of their cash compensation on a pretax basis and, subject to approval of the Plan by shareholders, provide (i) the opportunity for Directors to elect to receive Fees in the form of Stock; (ii) the opportunity for an investment return on those deferrals based upon Stock Equivalents, and for payment of deferred amounts in the form of Stock; (iii) incentive compensation to Directors, to be paid only in Stock; and (iv) the opportunity for Directors to defer receipt of such incentive compensation in the form of Stock Equivalents, and for payment of such deferred compensation in the form of Stock. Capitalized terms used herein are defined in
Section 2 hereof.

         1.2 Purposes. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals, and to help attract and retain qualified Directors.

         1.3 Effective Date. This Plan shall be effective upon approval of the Plan by the Board; provided that, until the later of the Shareholder Approval Date or the effective date of an applicable election required pursuant to Sections 5.1 or 6.3, as the case may be, (i) no Stock shall be issued under the Plan, (ii) no deferred cash amounts shall be converted into Stock Equivalents under the Plan, and (iii) no Incentive Award shall be made under the Plan. To the extent an investment or distribution of Stock may be made under this Plan, the Plan is intended to qualify for the exemption from short swing profits under
Section 16(b) of the Exchange Act, as amended, provided by Rule 16b-3 of the Securities and Exchange Commission and now in effect or as hereafter amended. In the event the shareholders of the Company do not approve this Plan at the Company's 1996 annual meeting of shareholders, a participating Director may, within thirty days after the date of such meeting, elect to terminate participation in this Plan and to receive a one-time immediate cash distribution of the entire balance in the Deferred Account.


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SECTION 2. DEFINITIONS

         2.1 Definitions. The following terms shall have the meanings set forth below:

                  (a) "Administrative Committee" means the committee designated in Section 3 to administer the Plan.

                  (b) "Applicable Percentage" shall have the meaning set forth in Section 5.2.

                  (c)      "Board" means the Board of Directors of the Company.

                  (d) "Change in Control" means any of the events set forth below:

                                    (i) any person, as defined in Sections
                           3(a)(9) and 13(d)(3) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Company having 25 % or more of the voting power in the election of directors of the Company; excluding, however, any person or an "affiliate" (as defined in the Exchange
                           Act) of such person who was the beneficial owner of 25 % or more of the outstanding shares of any class (preferred or common) of the Company's capital stock on February 29, 1996, and also excluding any acquisition or holding by the Company, its direct or indirect subsidiaries or any employee benefit plan of the Company or any such subsidiary; or

                                    (ii) at the time that individuals who, as of
                           the Shareholder Approval Date, constitute the board of directors of the Company (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

                  (e) "Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

                  (f) "Deferred Account" means the bookkeeping account established by the Company in respect to each Director pursuant to Section 6.3




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                           hereof and to which shall be credited (i) an amount
                           equal to the Fees deferred by the Director and interest thereon, if any, as provided in this Plan,
                           (ii) the Stock Equivalents into which any deferred Fees and interest are converted by election of the Director pursuant to the Plan, (iii) the Stock Equivalents credited to such Director as Incentive Awards pursuant to Section 5.2 hereof, and (iv) the Stock Equivalents credited to such Director in respect of dividends pursuant to Section 6.4 hereof.

                  (g) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code, and an officer who is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of the Company to serve as such.

                  (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  (i) "Fair Market Value" means, with respect to Stock, as of any applicable date the last closing bid quotation with respect to a share of such Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such Stock is not so quoted, the fair market value at the time in question of a share of such Stock as determined by the Company's Board in good faith; provided, that if the Company's Common Stock is hereafter listed on a United States securities exchange registered under the Exchange Act, then "Fair Market Value" shall mean, as of any applicable date (and as the following may be applicable), the closing sale price of a share of the Company's Common Stock in question on the Composite Tape for New York Stock Exchange-Listed Stock, or, if such Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if, such Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Stock is listed, as the case may be.

                  (j) "Fees" means any annual retainer, meeting fees, and committee fees payable in cash to the Director for serving on the Board or any committee thereof, but does not include reimbursable expenses or any Incentive Award hereunder.

                  (k)      "Fiscal Year" means any fiscal year of the Company.

                  (l) "Incentive Award" means an award of Stock Equivalents pursuant to Section 5.2.



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                  (m)      "Incentive Plan" means the Energy West Management
                           Incentive Plan.

                  (n) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (o) "Interest Rate" shall mean, from time to time, the annual rate of interest on U.S. Treasury Notes maturing in seven years (or if none is maturing in exactly seven years, the rate for the Treasury Note which has a maturity closest to seven years in length), as listed in the edition of the Wall Street Journal published next following the last business day of each calendar quarter, and shall be adjusted on a quarterly basis.

                  (p) "Shareholder Approval Date" shall mean the date on which the Plan is approved by the shareholders of the Company.

                  (q) "Stock" means the $ .15 par value common stock of the Company.

                  (r) "Payment Date" means each of the dates each year on which the Company pays Fees to Directors.

         2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION

         The Plan shall be administered by the Administrative Committee, comprised of [two officers of the Company to be chosen]. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority and discretion: (i) to impose such limitations, restrictions and conditions as shall be deemed appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Administrative Committee's determination on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons. The Plan shall be interpreted and implemented in a manner so that Directors will not fail, by reason of the Plan or its implementation, to be "disinterested persons" within the meaning of Rule 16b-3 under Section 16 of the Exchange Act, as such rule may be amended.

SECTION 4. STOCK SUBJECT TO THE PLAN

         4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, [100,000] shares of Stock. This authorization may be increased from time to time by approval of the Board and by the



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shareholders of the Company if such shareholder approval is required. The
Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time which may be required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

         4.2 Adjustments Upon Changes in Stock. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee on an equitable basis as the Administrative Committee in its discretion determines.

SECTION 5. PAYMENT OF FEES AND INCENTIVE AWARDS

         5.1 Form of Payment of Fees. Each Director shall have the option of (i) continuing to receive cash payment of all Fees on the Payment Dates for such Fees, or (ii) receiving a number of shares of Stock equal to the amount of Fees due, divided by the Fair Market Value of a share of Stock, determined as of the Payment Dates for such Fees; provided that a Director shall be entitled to receive Stock pursuant to (ii) above only if he or she has filed a written election with the Company, in a form prescribed by the Administrative Committee, at least six months and one day prior to the Payment Date for the Fees to be received in Stock. Any election filed by a Director to receive Fees in Stock shall be effective until revoked, which revocation shall not become effective until six months and one day following the date such revocation is delivered to the Company.

         5.2 Incentive Awards. Each Director shall receive an Incentive Award following the end of each Fiscal Year equal to the product of (x) total Fees earned by such Director during such Fiscal Year, multiplied by the (y) Applicable Percentage with respect to such Fiscal Year (which Applicable Percentage will be zero if no awards are made by the Company under the Incentive Plan for that year) (such product being referred to as the "Incentive Award Value"); provided that such Director must have been a Director as of the last day of such Fiscal Year in order to be eligible for an Incentive Award with respect to such Fiscal Year. As used herein, the" Applicable Percentage" means the same percentage payout as was used to calculate the incentive award to the President and Chief Executive Officer under the Management Incentive Plan (or Senior Management Incentive Plan as the plan may be entitled) expressed as a percentage of base salary for the Fiscal Year with respect to which such award is made. The "Applicable Percentage" shall be expressed as a decimal. (Example:
Assume a base salary for the CEO of $150,000 and with respect to the fiscal year for which incentive are being calculated the CEO receives an incentive aware under the Management Incentive Plan of $50,000. In this example, the Applicable Percentage is .30 because the CEO received incentive pay equal to 30% of his base salary for the Fiscal Year in



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question.) Incentive Awards shall be paid only in Stock or, if the Director has elected to defer receipt of such Incentive Award pursuant to Section 6.1, in the form of Stock Equivalents credited to the Director's Deferred Account. For each Incentive Award, the number of shares of Stock to be issued or the number of Stock Equivalents to be credited, as the case may be, shall be equal to the Incentive Award Value of such Incentive Award, divided by the Fair Market Value of a share of Stock determined as of the date incentive bonuses become payable to employees of the Company under the Incentive Plan. Incentive Awards shall, subject to receipt of approval by the shareholders of the Company, be awarded to Directors beginning with awards for the Fiscal Year ended June 30, 1996, and for each Fiscal Year thereafter during the term of this Plan. The Incentive Awards for the Fiscal Year ended June 30, 1996 shall be made as soon as practicable following the Shareholder Approval Date.

SECTION 6. DEFERRALS AND DISTRIBUTIONS

         6.1 Deferral Elections. A Director may elect to defer receipt of (i) Fees otherwise payable to him; and (ii) Incentive Awards to the Director pursuant to Section 5.2. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee. The notice shall state: (i) whether Fees or Incentive Awards or both are to be deferred and (ii) the date as of which deferral is to commence. Subject to any exceptions provided in this Plan, the year in which distribution is to commence shall be the year in which the Director ceases to be a director of the Company.

         6.2 Time for Electing Deferral and Change in Election. An election to defer receipt of Fees and/or Incentive Awards shall be made prior to the later to occur of the following: (i) the beginning of the calendar year during which the Fees and/or Incentive Awards to be deferred are to be earned; or (ii) the thirty-first day following the date the Director first becomes eligible to participate in the Plan; provided that, an election made after the first day of a calendar year shall only apply to (A) Fees earned after the date of the election and (B) Incentive Awards with respect to calendar years beginning after the date of the election. An election to defer, once made, is irrevocable for the first calendar year with respect to which the election is made, except as provided in Section 6.11 hereof. An election to defer, once made, shall continue to be effective for succeeding calendar years until revoked or modified by the Director by written notice to the Company prior to the beginning of a calendar year for which Fees and/or Incentive Awards would otherwise be deferred; provided that any change in the deferral election that would modify an election to convert deferred cash amounts into Stock Equivalents shall not be effective until six months and one day after the date of the notice by the Director.

         6.3 Deferred Accounts. A Deferred Account shall be established for each Director. An amount equal to Fees deferred by a Director shall be credited to such Account as of the date such amounts would otherwise have been paid in cash to the Director. If the Director has previously given written notice of an election to have cash compensation converted into Stock Equivalents to the Company in a form approved by the Administrative Committee, such compensation, and accrued interest thereon, if any, shall be converted into Stock Equivalents based on Fair Market Value as of the latest to occur of (i) the date such amounts would have otherwise been paid in cash to the Director, (ii) the Shareholder Approval Date, or (iii) six months plus one day after the



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date of the Director's election to convert. Any cash amount credited to a
Deferred Account shall earn interest at the Interest Rate from the date as of which the amount was credited to the Deferred Account until the earlier of (i) the date as of which any such amount is converted into Stock Equivalents as provided in this Section, or (ii) the date of distribution of such amounts pursuant to this Plan. Stock Equivalents representing deferred Incentive Awards shall be credited to such Account as of the date on which incentive compensation for such Fiscal Year becomes payable pursuant to the Incentive Plan. A Director's Deferred Account shall also be credited with hypothetical dividends and other distributions pursuant to Section 6.4.

         6.4 Hypothetical Dividends on Stock Equivalents. Stock Equivalents having a Fair Market Value as of the applicable distribution date equal to Dividends and other distributions that would have been paid if Stock Equivalents credited to a Deferred Account had been outstanding as Stock shall be credited to such Deferred Account as of the respective distribution dates for such Dividends or other distributions. Stock Equivalents having a Fair Market. Value as of the applicable distribution date equal to the values as of such date of an securities that would have been issued in respect of Stock Equivalents, if such Stock Equivalents credited to a Deferred Account had been outstanding as Stock, in connection with reclassification, spinoffs and the like shall be credited to such Deferred Account as of the respective distribution date for such securities. Fractional shares shall be credited to a Director's Deferred Account cumulatively, but the balance of shares of Stock Equivalents in a. Director's Deferred. Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 6.

         6.5 Statement of Accounts. A statement will be sent to each Director as to the dollar amount and Stock Equivalents credited to his or her Deferred Account at least once each calendar year.

         6.6 Payment of Accounts. Distribution of a Deferred Account shall be made in accordance with a Director's deferral notice. Such distribution shall consist of (A) the dollar amount credited to the Deferred Account in respect of Fees, for which no election to convert into Stock Equivalents shall have been made, and interest accrued thereon, and (B) one share of Stock for each Stock Equivalent credited to the Deferred Account as of the date for distribution.

         6.7 Payments to a Deceased Director's Estate. In the event of a Director's death before the balance of his Deferred Account is paid, payment of the balance of the Director's Deferred Account shall then be made to the beneficiary designated by the Director pursuant to Section 6.8 or, in the absence of a designation of a beneficiary pursuant to Section 6.8, to his estate, in the time and manner selected by the Administrative Committee. The Administrative Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's Deferred Account be paid to his estate in the manner requested by such application.

         6.8 Designation of Beneficiary. A Director may designate one or more beneficiaries in the manner and on a form approved by the Administrative Committee.



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         6.9 Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event a Change in Control of the Company occurs, within ten
(10) days of the date of such Change in Control, each Director shall receive a lump sum distribution in cash equal to the dollar amount of the value of all Stock Equivalents credited to such Director's Deferred Account as of the Payment Date immediately preceding the date of distribution (based upon the highest Fair Market Value during the 30 days immediately preceding the Change in Control) .

         6.10 Emergency Payments. In the event of an "unforeseeable emergency" as defined herein, a majority of the full Board (except that the member requesting distribution pursuant to this Section 6.10 shall not participate in any decision of the Board pursuant to this Section 6.10), may determine the amounts payable under Section 6 hereof and pay all or a part of such amounts without regard to the payment dates provided in Section 6, to the extent the Board determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by severe financial hardship and otherwise determines such payment is appropriate in its sole and absolute discretion. For the purposes of this Section, an "unforeseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary. Payments shall not be made pursuant to this Section to the extent that such hardship is or may be relieved:
(a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Director's or beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(c) by cessation of the Director's deferrals under the Plan; provided that, no revocation of an election to receive Stock or Stock equivalents in lieu of Fees shall be effective for six months and one day from the date of such revocation. Such action shall be taken only if a Director (or a Director's legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Board after making such inquiries as the Board deems necessary or appropriate.

         6.11 Payment of Taxable Amount. Notwithstanding any other provision of this Section 6 and regardless of whether payments have commenced under this
Section 6, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director's Deferred Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's gross income for Federal and/or state income tax purposes, then the balance of the Deferred Account or the part thereof that was determined to be includable in gross income shall be distributed to the Director in a lump sum as soon as is practicable after such determination, without any action or approval by the Administrative Committee. A "final determination" of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director does not appeal within the time prescribed for appeals.



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SECTION 7. GENERAL CREDITOR STATUS

         Each Director, and each other recipient under a Director's Deferred Account pursuant to Section 6 shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets, and shall be the sole obligations, of the Company. The Plan is a promise to pay benefits in the future and it is the intention of the parties that it be "unfunded" for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), although it is not intended that this plan be subject to ERISA because Directors are not employees.

SECTION 8. CLAIMS PROCEDURES

         If a claim for benefits made by any person (the" Applicant") is denied the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (iv) explains the claim review procedures. Upon written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim, and if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit to the Administrative Committee issues and comments in writing, and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of it decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

SECTION 9. ASSIGNABILITY

         The right to receive payments or distributions hereunder shall not be transferable or assignable by a Director other than by will or the laws of descent and distribution.

SECTION 10. PLAN TERMINATION, AMENDMENT AND MODIFICATION

         No deferrals shall be permitted after the close of business on the tenth anniversary of the effective date, unless sooner prohibited by the Board. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the amount then credited to any Director's Deferred Account or otherwise adversely change the terms and conditions thereof without the Director's consent, and provided further that no amendment or modification shall be made more than once every six months that



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would change the amount, price or timing of the issuance and/or awards of Stock or Stock Equivalents, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

SECTION 11. GOVERNING LAW/PLAN CONSTRUCTION

         The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Montana. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the company, Its board, committees or shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the board of directors of the Company.





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